Exhibit 99.1

Date:	May 17, 2023

Contact:	Jeffrey W. Farrar, Chief Operating and Chief Financial Officer
434-773-2274
farrarj@amnb.com

Traded:	Nasdaq Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES QUARTERLY CASH DIVIDEND

Danville, VA – American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, announced its Board of Directors has declared a quarterly cash dividend of $0.30 per common share, payable June 16, 2023 to shareholders of record on June 2, 2023.

The dividend amount is the same as the prior quarter’s dividend, and a $0.02 or 7.1% increase from the second quarter of 2022. Based on the stock’s closing price of $26.25 on May 16, 2023, the dividend yield is approximately 4.6%.

About American National

American National is a multi-state bank holding company with total assets of approximately $3.1 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.2 billion of trust, investment and brokerage assets in its Wealth Management Division. Additional information about American National and American National Bank is available on American National’s website at www.amnb.com.